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SCHEDULE 14A

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ValueVision Media, Inc.
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On June 12, 2014, ValueVision Media, Inc. issued the press release filed herewith.

For Immediate Release

ValueVision Urges Shareholders to Review its Five-Year Track

Record of Performance Before Voting on the Company’s Future

MINNEAPOLIS, MN – June 12, 2014 –ValueVision Media, Inc. (NASDAQ: VVTV), a multichannel electronic retailer operating as ShopHQ via TV, Internet and mobile, today provided a clear quantitative accounting of the Company’s current leadership’s track record of success across a number of crucial financial and operating metrics. The table (below) illustrates the Company’s performance over the five full years during which key members of the current Board and management team formulated and executed the Company’s successful strategy and return to growth.

ValueVision Media, Inc. Financial and Operational Progress over 5 Years
Based on VVTV Board & Team Assembled Starting Late 2008/Early 2009
	Prior Team	Current Team’s Performance					Current Team
	2008	2009	2010	2011	2012	2013	Improvement
Improved Financial Performance
Revenue $M’s	$568	$528	$562	$558	$587	$641	+ $73M
Gross Margin %	32.0%	32.9%	35.5%	36.6%	36.2%	35.9%	+390 basis points
Gross Profit, $M’s	$182	$173	$200	$204	$212	$230	+ $48M
Total Operating Expenses, $M’s	$271	$215	$215	$221	$236	$230	- $41M
Operating (Loss) Profit, $M’s	$(89)	$(41)	$(16)	$(17)	$(23)	$1	+ $90M
Adj. EBITDA, $M’s	$(51)	$(19)	$2	$1	$5	$18	+ $69M
Net Loss, $M’s	$(98)	$(42)	$(26)	$(48)	$(28)	$(3)	+ $95M

Diversification of Merchandise Assortment
Jewelry & Watches	56%	55%	52%	53%	52%	43%	- 1,300 basis points *
Home & Consumer Electronics	32%	32%	33%	28%	27%	33%	+ 100 basis points
Fashion & Accessories	7%	6%	6%	7%	8%	11%	+ 400 basis points
Beauty, Health & Fitness	5%	7%	9%	12%	13%	13%	+ 800 basis points

Improved Operating Metrics
Internet / Mobile % of Revenue	32.0%	33.7%	41.2%	44.9%	45.7%	46.4%	+ 1,440 basis points
Net Promoter Score #	n/a	n/a	n/a	36%	47%	54%
Returns %	31.2%	21.0%	19.8%	22.6%	21.1%	22.3%	- 900 basis points
Average Selling Price	$ 176	$ 108	$ 101	$ 104	$ 96	$ 81	- $95
Shipped Units	3.7	4.5	5.2	4.9	5.5	7.2	+ 3.5M
Transaction Costs	$4.82	$3.60	$2.90	$2.91	$2.61	$2.50	- $2.32

Active Customers Past 12 Months, M’s	0.754	1.022	1.144	1.060	1.132	1.357	+ 0.60 M

* Progress on strategy to diminish reliance on Jewelry & Watches category and to invest in growing its other segments.

Randy Ronning, ValueVision’s Chairman of the Board of Directors, stated, “ValueVision’s record is clear and compelling. On nearly every important measure, the Board and leadership team have made tremendous progress, transforming a business that was seriously challenged and near bankruptcy into a growing and vibrant Company. Based on our record, we believe ValueVision’s nominees deserve strong shareholder support. Moreover, the Company’s track record of accomplishment should be the real focus of consideration as our shareholders face the critical choices before them for the future of their investment.

“Owning collectively 12.6% of the Company, ValueVision’s Board and management are deeply concerned about the future of the Company, given the risk and uncertainty that we believe could result should shareholders support the Clinton Group’s proposed change of Board leadership and Company direction and the proposed immediate removal of the current senior management in light of the Clinton Group’s constant and baseless criticisms, which we believe are not supported by the Company’s performance.

“What is clear to the Board is that few if any shareholders would support such unwarranted change and risk, if they were fully informed regarding the breadth of progress that has been made. To assure that performance is both clear and accessible, we have provided the above table of performance metrics from Fiscal 2008 through Fiscal 2013.

“We believe that in reviewing the Company’s record and in considering the huge management, operational, distribution, financial, merchandise, branding and reputational challenges the business faced when management arrived, that shareholders will conclude that the Clinton Group’s nominees and their proposed actions are the wrong direction for the Company. Most importantly, such review will likely inform shareholders as to which leadership team, strategy and direction offers the greatest experience, potential and lowest risk for delivering further improvements in shareholder value.

“We have come too far to risk your and our collective investments on what we believe to be Clinton Group’s and its nominees’ superficial ideas to bet the Company’s future on costly, uncertain celebrity-linked products or strategies to be executed by an as yet undetermined CEO. Instead, imagine what the proven ValueVision team can do over the next five years as they focus fully on growth and business enhancements, rather than fixes, financial restructuring and other remedial tasks. Certainly our covering analysts also share our enthusiasm, as each of them recommends our shares as a Buy.”

Adjusted EBITDA

Reconciliation of Adjusted EBITDA to Net Income/(Loss):
	Prior Team	Current Team’s Performance					Current Team
	2008	2009	2010	2011	2012	2013	Improvement

EBITDA, as adjusted	$(51)	$(19)	$2	$1	$5	$18	+ $69M

Less:
FCC license impairment	(9)				(11)	-
Writedown of Auction Rate Securities	(11)
Gain (loss) on sale of investments or asset	(1)	4			0	-
CEO Transition Cost	(3)	(2)			-	-
Debt Extinguishment	-	-	(1)	(26)	(1)	-
Activist Shareholder Response Costs	-	-	-	-	-	(2)
Restructuring costs and other non-recurring items	(4)	(2)	(1)	-	-	-
Non-cash share-based compensation	(4)	(3)	(3)	(5)	(3)	(3)
EBITDA (as defined) (a)	(83)	(23)	(3)	(30)	(10)	13	+$96M

A reconciliation of EBITDA to net income (loss) is as follows:

EBITDA, as defined	(83)	(23)	(3)	(30)	(10)	13
Adjustments:
Depreciation and amortization	(17)	(14)	(13)	(13)	(13)	(13)
Interest income	3	0	0	0	0	0
Interest expense	-	(5)	(10)	(6)	(4)	(1)
Income taxes	(0)	0	1	(0)	(0)	(1)
Net income (loss)	$(98)	$(42)	$(26)	$(48)	$(28)	$(3)	+$95M

EBITDA represents net income (loss) for the respective periods excluding depreciation and amortization expense, interest income (expense) and income taxes. The Company defines Adjusted EBITDA as EBITDA excluding debt extinguishment; non-operating gains (losses); non-cash impairment charges and write-downs; activist shareholder response costs; and non-cash share-based compensation expense. The Company has included the term “Adjusted EBITDA” in our EBITDA reconciliation in order to adequately assess the operating performance of our television and Internet businesses and in order to maintain comparability to our analysts’ coverage and financial guidance, when given. Management believes that the term Adjusted EBITDA allows investors to make a more meaningful comparison between our business operating results over different periods of time with those of other similar companies. In addition, management uses Adjusted EBITDA as a metric to evaluate operating performance under the Company’s management and executive incentive compensation programs. Adjusted EBITDA should not be construed as an alternative to operating income (loss), net income (loss) or to cash flows from operating activities as determined in accordance with generally accepted accounting principles and should not be construed as a measure of liquidity. Adjusted EBITDA may not be comparable to similarly entitled measures reported by other companies. The Company has included a reconciliation of Adjusted EBITDA to net income (loss), its most directly comparable GAAP financial measure, above.

About ValueVision Media/ShopHQ (www.shophq.com/ir)

ValueVision Media, Inc. operates as ShopHQ, a multichannel retailer that enables customers to shop and interact via TV, phone, Internet and mobile in the merchandise categories of Home & Consumer Electronics, Beauty, Health & Fitness, Fashion & Accessories, and Jewelry & Watches. The ShopHQ television network reaches over 87 million cable and satellite homes and is also available nationwide via live streaming at www.shophq.com. Please visit www.shophq.com/ir for more investor information.

Forward-Looking Information

This release may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. These statements are based on management’s current expectations and accordingly are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): consumer preferences, spending and debt levels; the general economic and credit environment; interest rates; seasonal variations in consumer purchasing activities; the ability to achieve the most effective product category mixes to maximize sales and margin objectives; competitive pressures on sales; pricing and gross sales margins; the level of cable and satellite distribution for our programming and the associated fees; our ability to establish and maintain acceptable commercial terms with third-party vendors and other third parties with whom we have contractual relationships, and to successfully manage key vendor relationships; our ability to manage our operating expenses successfully and our working capital levels; our ability to remain compliant with our long-term credit facility covenants; our ability to successfully transition our brand name; the market demand for television station sales; our management and information systems infrastructure; challenges to our data and information security; changes in governmental or regulatory requirements; litigation or governmental proceedings affecting our operations; significant public events that are difficult to predict, or other significant television-covering events causing an interruption of television coverage or that directly compete with the viewership of our programming; and our ability to obtain and retain key executives and employees. More detailed information about those factors is set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this announcement. The Company is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Important Information

This release may be deemed to be solicitation material in respect of the solicitation of proxies from shareholders in connection with one or more meetings of the Company’s shareholders, including the Company’s 2014 Annual Meeting of Shareholders. On May 9, 2014, the Company filed with the Securities and Exchange Commission (“SEC”) a proxy statement and a WHITE proxy card in connection with the Company’s 2014 Annual Meeting of Shareholders. The Company, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from shareholders in connection with the Company’s 2014 Annual Meeting of Shareholders. Information concerning the interests of these directors and executive officers in connection with the matters to be voted on at the Company’s 2014 Annual Meeting of Shareholders is included in the proxy statement filed by the Company with the SEC in connection with such meeting. In addition, the Company files annual, quarterly and special reports, proxy and information statements, and other information with the SEC. The proxy statement for the 2014 Annual Meeting of Shareholders is available, and any other relevant documents and any other material filed with the SEC concerning the Company will be, when filed, available, free of charge at the SEC website at http://www.sec.gov. SHAREHOLDERS ARE URGED TO READ CAREFULLY THE PROXY STATEMENT FILED BY THE COMPANY AND ANY OTHER RELEVANT DOCUMENTS FILED WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION WITH RESPECT TO PARTICIPANTS.

Media:

Dawn Zaremba

ShopHQ

dzaremba@shophq.com

(952) 943-6043 O